UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



_________________________________________________________________


Application of Unitil Corporation     )
                                      )    CERTIFICATE PURSUANT TO
and its Subsidiaries on Form U-1      )    RULE 24 UNDER THE PUBLIC
                                      )    UTILITY HOLDING COMPANY ACT
(File No. 70-9053)                    )    of 1935

_________________________________________________________________



     Pursuant to the requirements of Rule 24 under the Public Utility Holding Company Act of 1935, Unitil Corporation ("Unitil"), on behalf of itself and its subsidiaries, Concord Electric Company, Exeter & Hampton Electric Company, Fitchburg Gas and Electric Light Company, Unitil Power Corp., Unitil Realty Corp., Unitil Resources Inc. and Unitil Service Corp., hereby files the attached quarterly report as required by the Securities and Exchange Commission's order approving short-term borrowings by Unitil and its subsidiaries and approving the Unitil System money pool (HCAR. No. 25773; File No. 70-8066, March 29, 1993; File No. 70-8623, July 11, 1995; File No. 70-9053, June 30,
1997).



Exhibit

Exhibit A -    Quarterly Report of Unitil Corporation and Its Subsidiaries
               by Short-term Borrowings and Money Pool Transactions for the third quarter of 2000.













                            SIGNATURE






     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this Certificate to be signed on its behalf by the undersigned thereunto duly authorized.




                                        UNITIL CORPORATION




                                        By:   /s/ Mark H. Collin
                                                  Mark H. Collin

Treasurer


Dated:  October 20, 2000




















                                                            EXHIBIT  A
                        QUARTERLY REPORT BY
              UNITIL CORPORATION AND ITS SUBSIDIARIES
                     OF SHORT-TERM BORROWINGS
                    AND MONEY POOL TRANSACTIONS
                   FOR THE THIRD QUARTER OF 2000
                                                 Exeter
                                     Concord     Hampton       Fitchburg
                       Unitil        Electric    Electric      Gas & Electric
                    Corporation      Company     Company       Light Company

       (a)
Maximum Principal
Amount
of Short-term
Borrowings
Outstanding During
the
Quarter:
     Money Pool        N/A        $7,031,797   $7,621,571     $11,817,602
     Banks         $21,225,000       None         None            None

       (b)
Average Interest
Rate for
the Money Pool
Borrowings
During the             N/A         7.11%        7.11%       7.11%
Quarter*

       (c)
Maximum Amount
Outstanding
By Company for
Each Source
of Outside
Borrowings
During the
Quarter:

     Bank of        $6,700,000     None         None        None
     Boston
     Fleet Bank -   $8,000,000     None         None        None
     NH
     Citizens Bank  $5,000,000     None         None        None
     Sovereign      $4,000,000     None         None        None
     Bank
* Excludes Bank
Service and
Commitment Fees



                                                            EXHIBIT  A

                       QUARTERLY REPORT BY
             UNITIL CORPORATION AND ITS SUBSIDIARIES
                    OF SHORT-TERM BORROWINGS
                   AND MONEY POOL TRANSACTIONS
                 FOR THE SECOND QUARTER OF 2000

                      UNITIL      UNITIL       UNITIL      UNITIL
                      Power       Realty       Service    Resources

                      Corp.        Corp.        Corp.       Inc.

       (a)
Maximum Principal
Amount
of Short-term
Borrowings
Outstanding During
the
Quarter:
     Money Pool         $0       $286,319    $2,225,233   $617,848

     Banks             None        None         None        None

       (b)
Average Interest
Rate for
the Money Pool
Borrowings
During the              0%         7.10%        7.12%      7.10%
Quarter*

       (c)
Maximum Amount
Outstanding
By Company for
Each Source
of Outside
Borrowings
During the
Quarter:
     Bank of           None        None         None        None
     Boston
     Fleet Bank -      None        None         None        None
     NH
     Citizens Bank     None        None         None        None



     Sovereign         None        None         None        None
     Bank


* Excludes Bank
Service and
Commitment Fees

                            SIGNATURE






     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this Certificate to be signed on its behalf by the undersigned thereunto duly authorized.




                              UNITIL CORPORATION




                              By:
                                   Mark H. Collin
                                   Treasurer


Dated:  October 20, 2000